Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES COMPLETES ACQUISITION OF

62,772 SF NATIONAL PARK SERVICE PROPERTY IN OMAHA, NE

~ 9th Acquisition Since IPO ~

WASHINGTON, D.C. – May 24, 2016 – Easterly Government Properties, Inc. (NYSE: DEA), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has closed on the acquisition of a 62,772-square foot National Park Service (NPS) building in Omaha, NE.

NPS - Omaha houses the NPS Midwest Regional Headquarters and serves as a visitor center for the Lewis and Clark National Historic Trail. Established in 1916, the National Park Service, an agency within the Department of Interior, serves as the steward of public natural and cultural resources of national significance. The NPS has responsibility for 411 park units (e.g., national parks, monuments, and battlefields). Its mission is the preservation of these natural and cultural resources for the enjoyment, education and inspiration of this and future generations.

“We are pleased to further expand our portfolio of U.S. Government - leased properties with the acquisition of NPS - Omaha, one of seven regional NPS headquarters,” said William C. Trimble III, Chief Executive Officer of Easterly Government Properties, Inc. “The National Park Service, presently celebrating its centennial year, fulfills an enduring mission that helps preserve local history and heritage and safeguards our national parks for the pleasure of over 275 million visitors every year.”

NPS - Omaha, a built-to-suit property completed in 2004, is leased to the General Services Administration on behalf of the National Park Service with eight years remaining on a 20-year initial lease. When first constructed, the building was heralded as the first LEED Gold building in Nebraska, and the forty fourth in the United States. Today over 60 parks and program areas, spread across thirteen states, are supported by this energy efficient and technologically advanced property.

“The team at Easterly continues to utilize its definable edge in underwriting and acquiring GSA - leased properties to build a portfolio of mission-critical properties which generate cash flows that are backed by the full faith and credit of the U.S. Government,” said Darrell Crate, Chairman of Easterly Government Properties, Inc. “We believe our in-place portfolio, paired with our acquisition strategy, will continue to provide investors with an attractive total return opportunity.”

The addition of NPS - Omaha is anticipated to bring Cash NOI to a run-rate annualized level of approximately $63.5 million.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future operating and financial results (such as Cash Net Operating Income (NOI)). Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 2, 2016. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Net Operating Income (NOI) is calculated as total property revenues (rental income, tenant reimbursements and other income) less property operating expenses and real estate taxes from the properties owned by the Company. Cash NOI excludes from NOI straight-line rent and amortization of above-/below-market leases. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.

Contact:

Easterly Government Properties, Inc.

Meghan G. Baivier

Chief Financial and Operating Officer

202-971-9867

ir@easterlyreit.com